Exhibit 10.24
Execution Version

$2,000,000,000
FIVE-YEAR CREDIT AGREEMENT
dated as of
December 17, 2024
among
S&P GLOBAL INC.,
as Borrower
STANDARD & POOR’S FINANCIAL SERVICES LLC,
as a Loan Guarantor
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
BANK OF AMERICA, N.A.,
as Syndication Agent

CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA,
HSBC SECURITIES (USA) INC.,
MIZUHO BANK, LTD. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Documentation Agents
and
J.P. MORGAN SECURITIES, LLC
as Sustainability Structuring Agent

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA,
HSBC SECURITIES (USA) INC.,
MIZUHO BANK, LTD. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

    i

SCHEDULES:
Schedule 1.01 – Sustainability Table
Schedule 2.01 – Commitments
Schedule 3.01 – Existing Letters of Credit
Schedule 4.01 – Material Subsidiaries
Schedule 4.05 – Material Litigation
Schedule 7.02 – Existing Liens
Schedule 7.05 – Existing Indebtedness
EXHIBITS:
Exhibit A     – Form of Assignment and Assumption
Exhibit B     – Form of U.S. Tax Compliance Certificate
Exhibit C    – Form of Opinion of General Counsel of Borrower
Exhibit D     – Form of Joinder Agreement
Exhibit E     – Form of Increasing Lender Supplement
Exhibit F     – Form of New Lender Supplement
Exhibit G – [Reserved]
Exhibit H – Form of Pricing Certificate

FIVE-YEAR CREDIT AGREEMENT, dated as of December 17, 2024, among S&P GLOBAL INC (the “Borrower”), STANDARD & POOR’S FINANCIAL SERVICES LLC (“S&P”) and certain other subsidiaries of the Borrower parties hereto from time to time as Loan Guarantors (as defined herein), the several banks and other financial institutions from time to time parties hereto (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, HSBC SECURITIES (USA) INC., MIZUHO BANK, LTD. and MORGAN STANLEY SENIOR FUNDING, INC., as documentation agents (in such capacity, the “Documentation Agents”), J.P. MORGAN SECURITIES, LLC, as Sustainability Structuring Agent (in such capacity, the “Sustainability Structuring Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
The parties hereto hereby agree as follows:
ARTICLE I
Definitions
Section 1.01Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in dollars.
“Acceptable Conversion Certificate” means the Conversion Certificate, dated as of March 29, 2024, and delivered by the Borrower to the Administrative Agent and the Lenders.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as a result of the consummation of the most recent transaction in a series of transactions) at least a majority of the voting power of the outstanding capital stock of a Person; provided that, notwithstanding the foregoing, any acquisition of capital stock of any Person that, as a result of which, would be accounted for on a consolidated basis with the Borrower and its Subsidiaries in accordance with GAAP shall also constitute an “Acquisition”.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Pounds Sterling and (ii) with respect to any RFR Borrowing denominated in dollars, an interest rate per annum equal to (a) the Daily Simple RFR for dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” has the meaning set forth in the preamble to this Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning set forth in Section 10.03(d).
“Agreed Currencies” means dollars, Pounds Sterling and Euros.
“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
“Agreement Currency” has the meaning set forth in Section 10.14(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Ancillary Document” has the meaning set forth in Section 10.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the UK Bribery Act 2010).
“Applicable ABR Spread” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.
“Applicable EURIBOR Spread” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided, that in the case of Section 2.19 when a Defaulting Lender shall exist, Applicable Percentage shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to (a) any ABR Revolving Loan, the applicable rate per annum set forth below under the caption “Applicable ABR Spread” (the “Applicable ABR Spread”), (b) any Term SOFR Rate Revolving Loan, the applicable rate per annum set forth below under the caption “Applicable Term SOFR Rate Spread” (the “Applicable Term SOFR Rate Spread”), (c) any EURIBOR Revolving Loan, the applicable rate per annum set forth below under the caption “Applicable EURIBOR Spread” (the “Applicable EURIBOR Spread”), (d) any RFR Revolving Loan, the applicable rate per annum set forth below under the caption “Applicable RFR Spread” (the “Applicable RFR Spread”) or (e) commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, in each case based upon the ratings by Moody’s and Fitch, respectively, applicable on such date to the Index Debt, as set forth in the grid below:

Level	Ratings (Moody’s / Fitch)	Applicable ABR Spread	Applicable Term SOFR Rate Spread	Applicable EURIBOR Spread	Applicable RFR Spread	Commitment Fee Rate
I	A1 / A+	0.000%	0.75%	0.75%	0.75%	0.05%
II	A2 / A	0.000%	0.875%	0.875%	0.875%	0.07%
III	A3 / A-	0.000%	1.00%	1.00%	1.00%	0.08%
IV	Baa1 / BBB+	0.125%	1.125%	1.125%	1.125%	0.10%
V	≤ Baa2 / BBB	0.25%	1.25%	1.25%	1.25%	0.125%

For purposes of the foregoing, (i) if the ratings established or deemed to have been established by Moody’s and Fitch for such debt shall be changed (other than as a result of a change in the rating system of Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency; (ii) if the ratings established or deemed to have been established by Moody’s and Fitch for such debt shall fall within different levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more levels lower than the other, in which case the Applicable Rate shall be determined by reference to the level next below that of the higher of the two ratings; (iii) if either Moody’s or Fitch shall not have in effect a rating for such debt (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Rate shall be based on the rating by the other rating agency; and (iv) if neither Moody’s nor Fitch shall have in effect a rating for such debt, the Applicable Rate shall be based on Level V. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or Fitch shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change.
It is hereby understood and agreed that (a) the Applicable Spread shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.23) and (b) the Commitment Fee Rate shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.23).
“Applicable RFR Spread” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.
“Applicable Spread” means (a) with respect to any ABR Revolving Loan, the Applicable ABR Spread, (b) with respect to any Term SOFR Rate Revolving Loan, the Applicable Term SOFR Rate Spread, (c) with respect to any EURIBOR Revolving Loan, the Applicable EURIBOR Spread and (d) with respect to any RFR Revolving Loan, the Applicable RFR Spread.
“Applicable Term SOFR Rate Spread” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.
“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Borrower Portal” has the meaning set forth in Section 9.09(a).

“Approved Electronic Platform” has the meaning set forth in Section 9.08(a).
“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arrangers” means, collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, HSBC Securities (USA) Inc., Mizuho Bank, Ltd. and Morgan Stanley Senior Funding, Inc., each in its capacity as a joint lead arranger and joint bookrunner hereunder.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding; provided that, in calculating any

Lender’s Available Commitment for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.11(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any of the control of, an ownership interest in, or the acquisition of any ownership interest in, such Person, or any direct or indirect parent entity thereof, by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline KPI Metrics Report” means (a) with respect each Fiscal Year ending on or before December 31, 2025, the Baseline KPI Metrics Report contained in the Acceptable Conversion Certificate and (b) with respect the Fiscal Year ended December 31, 2026 and each Fiscal Year thereafter, the Baseline KPI Metrics Report as set forth in the Sustainability Amendment, if any.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)    in the case of any Loan denominated in dollars, the Adjusted Daily Simple RFR for dollars;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors or such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Borrower Communications” has the meaning set forth in Section 9.09(c).
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in dollars, $10,000,000 and (b) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that (i) is an integral multiple of 5,000,000 units (or, in the case of Pounds Sterling, 500,000 units) of such currency and (ii) has a Dollar Equivalent in excess of $5,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any Foreign Currency, 5,000,000 units (or, in the case of Pounds Sterling, 500,000 units) of such currency.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Pounds Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day and (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee and treated as a financing lease in accordance with GAAP existing on the date hereof and Topic 840 of the Financial Accounting Standards Board Accounting Standards Codification.
“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP existing on the date hereof and Topic 840 of the Financial Accounting Standards Board Accounting Standards Codification.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (i)(A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (ii) the Floor.

“Central Bank Rate Adjustment” means for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Pounds Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (d) any other Foreign Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Colombian Pesos” means the lawful money of Colombia.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or increased from time to time pursuant to Section 2.22 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Communications” has the meaning set forth in Section 9.08(c).
“Compliance Certificate” has the meaning set forth in Section 6.01(b)(i).
“Consenting Lender” has the meaning set forth in Section 2.21(b).
“Consolidated Cash Flow” of the Borrower and the Subsidiaries for any period (the “Determination Period”) means the sum of (i) Consolidated Net Income for the Determination Period, plus (ii) all amounts deducted in the determination of such Consolidated Net Income in respect of (a) depreciation and amortization (including without limitation amortization of assets held under Capitalized Leases) excluding amortization relating to prepublication costs, (b) Consolidated Interest Expense, (c) provisions for taxes based on or measured by income, (d) non-recurring non-cash losses or charges, (e) charges, fees and expenses incurred in connection with the Transactions or any issuance of Indebtedness or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, whether or not successful, (f) extraordinary or unusual charges, expenses or losses, (g) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation and (h) non-recurring cash restructuring charges, provided that the aggregate amount of all amounts under this clause (h) that increase Consolidated Cash Flow in any Determination Period shall not exceed, and shall be limited to, 5% of Consolidated Cash Flow in respect of such Determination Period (calculated after giving effect to such adjustments and all other adjustments to Consolidated Cash Flow) and minus (iii) all amounts added in the determination of such Consolidated Net Income in respect of (a) non-recurring non-cash gains and (b) extraordinary or unusual gains; provided, however, that (1) when and to the extent that non-cash losses or charges described in clause (ii)(d) and (g) above become cash paid items, such amounts shall be deducted from Consolidated Cash Flow for the period when paid and (2) when and to the extent that non-cash gains described in clause (iii) above become cash received items, such amounts shall be added to Consolidated Cash Flow for the period when received; provided, further, that (A) if during the Determination Period the Borrower disposes of any asset and such disposition constitutes a Material Disposition, the sum of (x) the net income (loss) produced by such asset, before extraordinary items, during the portion of the Determination Period prior to the date on which such asset was disposed of, plus (y) all amounts deducted in determining such net income (loss) for such period in respect of depreciation and amortization (including without limitation amortization of assets held under Capitalized Leases), interest on Indebtedness, and provisions for taxes based on or measured by income shall be excluded on a pro forma adjusted and consolidated basis in Consolidated Cash Flow for the Determination Period (to the extent they would otherwise have been included thereto), and (B) if during the Determination Period the Borrower makes an investment in any asset and such investment constitutes a Material Investment, the sum of (x) the net income (loss) produced by such asset, before extraordinary items, during the portion of the Determination Period prior to the date on which such investment in such asset was made, plus (y) all amounts deducted in determining such net income (loss) for such period in respect of depreciation and amortization (including, without limitation, amortization of assets held under Capitalized Leases), interest on Indebtedness, and provisions for taxes based on or measured by income shall be included on a pro forma adjusted and consolidated basis in Consolidated Cash Flow for the Determination Period (to the extent they would have otherwise been excluded therefrom). As used in this definition, “Material Disposition” means any disposition of assets or series of related dispositions of assets that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $500,000,000; and “Material Investment” means any acquisition of assets or series of related acquisitions of assets by the Borrower or any of its Subsidiaries that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower or such Subsidiary in excess of $500,000,000.
“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP existing on the date hereof including, without limitation, (i) the amortization of debt discount, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any obligation with respect to a Capitalized Lease allocable to interest expense.
“Consolidated Net Income” for any period means the net income (or loss) of the Borrower and its Subsidiaries for such period before extraordinary items, determined in accordance with GAAP existing on the date hereof on a consolidated basis, after eliminating all intercompany items, provided that there shall be excluded (i) income (or loss) of any Person (other than a consolidated Subsidiary of such Person) in which any other Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its consolidated Subsidiaries by such other Person during such period, (ii) except for purposes of Consolidated Cash Flow to the extent provided in clause (B) of the definition thereof, the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries, (iii) the income of any consolidated

Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of the income is not at the time permitted, (iv) any after-tax gains (but not pre-tax losses) attributable to sales of assets out of the ordinary course of business and any after-tax gains on pension reversions received by such Person and its consolidated Subsidiaries and (v) any income (or loss) attributable to any lease of property (whether real, personal or mixed) under which the Borrower or any of its Subsidiaries is the lessor; provided, however, there shall be excluded from any calculation pursuant to any of clauses (ii)-(iv) any income or loss attributable to assets purchased or sold, as the case may be, having an individual or aggregate (for any consecutive twelve month period) fair market value of less than $50,000,000.
“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets after deducting (1) all current liabilities (excluding (i) the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than twelve months after the date as of which the amount is being determined and (ii) the current portion of long-term debt) and (2) all goodwill and other intangible assets, in each case with respect to clause (1) and (2), as set forth on the most recent balance sheet of the Borrower and its consolidated Subsidiaries delivered pursuant to Section 6.01(a) and determined in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.16.
“Credit Facility” means one or more (i) credit facilities with banks, investors, purchasers or other debtholders or other lenders providing for revolving credit loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like,

(ii) note purchase agreements and indentures providing for the sale of debt securities or (iii) agreements that refinance any debt incurred under any arrangement or agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement arrangement, arrangements, agreement or agreements.
“Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.
“CRISIL Limited” means CRISIL Limited, a company organized under the laws of India, and each of its Subsidiaries.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Determination Date” means, as used in connection with any certificate, report or calculation delivered hereunder, the date (which shall be specified in such certificate, report or calculation) as of which the determinations set forth in such certificate, report or calculation are made.
“Documentation Agents” has the meaning set forth in the preamble to this Agreement.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Dollar Loan” means a Revolving Loan denominated in dollars.
“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001(a)(14) or Section 4001(b)(1) of ERISA or that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (h)

the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (j) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) or in critical and declining status (within the meaning of Section 305 of ERISA) or that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.
“Event of Default” has the meaning set forth in Article VIII.
“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended, and any successor statutes.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income Taxes imposed on (or measured by) net income, franchise Taxes and branch profits Taxes by a jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from the execution and delivery of this Agreement, the performance of the rights and obligations herein, the receipt of any payment hereunder or the enforcement of this Agreement), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. withholding Tax resulting from any law in effect on the date such Foreign Lender becomes a party to this Agreement or at the time such Lender changes its applicable lending office, except to the extent that such Foreign Lender’s assignor (if any) or such Foreign Lender, in the case of a Lender that changes its applicable lending office, was entitled, at the time of assignment or at the time of the change in applicable lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) Taxes attributable to a Lender’s (or a recipient’s) failure to comply with Section 2.16(f) or (h) and (d) withholding Taxes imposed pursuant to FATCA.
“Existing Facility” means the existing $2,000,000,000.00 syndicated five-year credit facility under the Five-Year Credit Agreement, dated as of April 26, 2021, as amended, among, inter alia, the Borrower, the lenders and guarantors parties thereto and JPMorgan Chase Bank, as administrative agent.
“Existing Letter of Credit” means each Letter of Credit under the Existing Facility immediately prior to the Effective Date and set forth on Schedule 3.01.
“Extension Date” has the meaning set forth in Section 2.21(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement with respect thereto and any law, regulation, rule, promulgation or official agreement implementing an intergovernmental agreement with respect to the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date” means (a) the 15th day following the last day of each March, June, September and December and (b) the day upon which the Commitments terminate.
“Fiscal Quarter” means a quarterly period beginning on the first day of January, April, July and October in each Fiscal Year.
“Fiscal Year” means an annual period beginning on January 1 in each year and ending on December 31 of such year.
“Fitch” means Fitch Ratings Inc.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR and the Central Bank Rate shall be 0.0%.
“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any ERISA Affiliate.
“Foreign Currencies” means, (i) with respect to Loans and Borrowings, collectively, Pounds Sterling and Euros and (ii) with respect to Letters of Credit, Colombian Pesos.
“Foreign Currency Borrowing” means a Borrowing comprised of Foreign Currency Loans.
“Foreign Currency Loan” means a Loan denominated in a Foreign Currency.
“Foreign Lender” means any Lender that is not a “United States Person” as defined by Section 7701(a)(30) of the Code.
“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any ERISA Affiliate.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time except as specifically noted.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“GRI Standards” means the Global Reporting Initiatives Standards, as updated from time to time.
“Guarantee” means, with respect to any Person, (i) any guarantee, reimbursement agreement or similar contingent obligation made by such Person in respect of any Indebtedness of any other Person, (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person, (a) to pay the Indebtedness of such other Person, (b) to purchase an obligation owed by such other Person, (c) to purchase or lease assets under circumstances that would enable such other Person to discharge such credit of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such other Person, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto, and (iii) any liability (other than Indebtedness which is recourse to a Subsidiary of the Borrower, the only asset of which is its interest in the partnership of which the Subsidiary is the general partner, and which Indebtedness is non-recourse to the Borrower) as a general partner of a partnership in respect of Indebtedness of such partnership; provided, however, that the term Guarantee shall not include (1) endorsements for collection or deposit in the ordinary course of business or (2) obligations of the Borrower and its Subsidiaries which would constitute Guarantees solely by virtue of the continuing liability of any such Person which has sold assets subject to liabilities for liabilities which were assumed by another Person acquiring the assets which were sold, unless such liability is required to be carried on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP. The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the amount which would have to be carried on the balance sheet of the guarantor in respect of such Guarantee in accordance with GAAP.
“Guaranteed Obligations” has the meaning set forth in Section 11.01.
“Guarantor Release” has the meaning set forth in Section 11.07.
“Increasing Lender” has the meaning set forth in Section 2.22.
“Indebtedness” means, with respect to any Person, all obligations, for the repayment of borrowed money, which in accordance with GAAP in effect on the date hereof should be classified upon such Person’s balance sheet as liabilities, but in any event including (i) liabilities for the repayment of borrowed money to the extent secured by any Lien existing on property owned or acquired by such Person or a Subsidiary thereof, whether or not the liability secured thereby shall have been assumed by such Person and (ii) all Guarantees of such Person for the repayment of borrowed money.
“Indebtedness to Cash Flow Ratio” means the ratio of (i) Indebtedness of the Borrower at the Determination Date (minus unrestricted cash and cash equivalents of the

Borrower and its Subsidiaries as of the Determination Date in an aggregate amount not to exceed $500,000,000) to (ii) the Consolidated Cash Flow for the four consecutive Fiscal Quarters ending on the Determination Date.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement.
“Indemnitee” has the meaning set forth in Section 10.03(c).
“Independent Public Accountant” means any of the firms of public accountants (or their survivors in any merger therewith) currently referred to as the “Big Four” or any other firm of public accountants of nationally recognized stature which is (i) independent (as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act) from the Person the financial statements of which are being reported on, (ii) selected by such Person and (iii) reasonably acceptable to the Required Lenders.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than, at any time that the Loan Guaranty is in effect, any Person that is a Loan Guarantor at such time) or, except for the foregoing, subject to any other credit enhancement.
“Index Joint Venture” means the joint venture among the Borrower, CME Group Inc. and CME Group Index Services LLC pursuant to that certain Contribution Agreement, dated as of November 4, 2011.
“Ineligible Institution” has the meaning set forth in Section 10.04(b)(i).
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (d) with respect to any Swingline Loan, the day that such Loan is, or is required to be, repaid and (e) in each case, the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period that begins before a Maturity Date for any Lender shall extend beyond such Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender” means each of (i) JPMorgan Chase Bank, (ii) Bank of America, N.A. and (iii) any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates of any of the foregoing, in each case in its capacity as issuer of any Letter of Credit and with respect to all or a portion of the L/C Commitment as reflected in such Issuing Lender’s L/C Sublimit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning set forth in Section 10.14(b).
“KPI 1” means the Scope 1 Emissions as defined in the Borrower’s Science Based Targets set forth in the Baseline KPI Metrics Report.

“KPI 1 Target A” means, (a) with respect to the calendar years ending on or prior to December 31, 2025, the KPI 1 Target A for the applicable calendar year as set forth in the Sustainability Table and (b) with respect to the calendar years ending on December 31, 2026 and thereafter, the KPI 1 Target A for the applicable calendar year as set forth in the Sustainability Amendment, if any.
“KPI 2” means the Scope 2 Emissions as defined in the Borrower’s Science Based Targets set forth in the Baseline KPI Metrics Report.
“KPI 2 Target B” means, (a) with respect to the calendar years ending on or before December 31, 2025, the KPI 2 Target B for the applicable calendar year as set forth in the Sustainability Table and (b) with respect to the calendar years ending on December 31, 2026 and thereafter, the KPI 2 Target B for the applicable calendar year as set forth in the Sustainability Amendment, if any.
“KPI 3” means the Scope 3 Emissions as defined in the Borrower’s Science Based Targets set forth in the Baseline KPI Metrics Report.
“KPI 3 Target C” means, (a) with respect to the calendar years on or before December 31, 2025, the KPI 3 Target C for the applicable calendar year as set forth in the Sustainability Table and (b) with respect to the calendars year ending on December 31, 2026 and thereafter, the KPI 3 Target C for the applicable calendar year as set forth in the Sustainability Amendment, if any.
“KPI Applicable Spread Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.05%, if each of the KPI 1, KPI 2 and KPI 3 for such period as set forth in the KPI Metrics Report is more than the KPI 1 Target A, KPI 2 Target B and KPI 3 Target C, respectively, for such period, (b) negative 0.05%, if each of the KPI 1, KPI 2 and KPI 3 for such period as set forth in the KPI Metrics Report is less than or equal to KPI 1 Target A, KPI 2 Target B and KPI 3 Target C, respectively, for such period and (c) 0.00% in all other instances.
“KPI Commitment Fee Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.01%, if each of the KPI 1, KPI 2 and KPI 3 for such period as set forth in the KPI Metrics Report is more than the KPI 1 Target A, KPI 2 Target B and KPI 3 Target C, respectively for such period, (b) negative 0.01%, if each of the KPI 1, KPI 2 and KPI 3 for such period as set forth in the KPI Metrics Report is less than or equal to KPI 1 Target A, KPI 2 Target B and KPI 3 Target C, respectively, for such period and (c) 0.00% in all other instances.
“KPI Metric” means each of the KPI 1, the KPI 2 and the KPI 3.
“KPI Metrics Assurance Provider” means a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national or international stating. As of the date of this Agreement, the term “KPI Metrics Assurance

Provider” means SLR Consulting Limited; provided that a replacement sustainability assurance provider may be designated from time to time by the Borrower and any such replacement KPI Metrics Assurance Provider: (i) shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing; and (ii) shall apply such standards and/or methodology as are consistent with then generally accepted industry standards.
“KPI Metrics Report” means an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) with limited assurance by the KPI Metrics Assurance Provider that sets forth the calculations for each KPI Metric for a specific calendar year.
“L/C Commitment” means $50,000,000.00.
“L/C Exposure” means, at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.
“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender in its capacity as such with respect to the relevant Letter of Credit.
“L/C Sublimit” means (i) for each of JPMorgan Chase Bank and Bank of America, N.A., each separately in its capacity as Issuing Lender, $25,000,000.00 and (ii) for any other Lender that becomes an Issuing Lender after the date hereof, such amount as may be separately agreed in writing between the Borrower and such Issuing Lender.
“Lender-Related Person” has the meaning set forth in Section 10.03(b)(i).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letters of Credit” has the meaning set forth in Section 3.01(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any sale of receivables with recourse against the seller.
“Loan Guarantors” means, collectively, S&P and each other Subsidiary of the Borrower that has executed a Joinder Agreement substantially in the form of Exhibit D and has not been released from the Loan Guaranty, and their successors and assigns.
“Loan Guaranty” means Article XI of this Agreement.
“Loan Parties” means the Borrower and the Loan Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin Stock” has the meaning set forth in Regulation U of the Federal Reserve Board as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.
“Material Subsidiary” means each Subsidiary of the Borrower that is a “significant subsidiary” as defined in Regulation § 230.405 promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
“Maturity Date” means December 17, 2029, subject to the extension thereof pursuant to Section 2.21 (or, if such day is not a Business Day, the next succeeding Business Day); provided, however, that the Maturity Date for any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.21 shall be the Maturity Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“MH Brand License Agreement” has the meaning set forth in the Contribution Agreement referred to in the definition of “Index Joint Venture”.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender” has the meaning set forth in Section 2.22.

“Non-Consenting Lender” has the meaning set forth in Section 2.21(b).
“Notes” means the Revolving Notes and the Swingline Note.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligated Party” has the meaning set forth in Section 11.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including Reimbursement Obligations) of the Borrower to the Lenders or to any Lender, the Administrative Agent, any Issuing Lender or any indemnified party arising under this Agreement or the Letters of Credit.
“Officer’s Certificate” means, as applied to any Loan Party, a certificate executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment as a result of a present or former connection between a Lender (or other recipient of a payment) and the jurisdiction imposing such Tax (other than any such connection arising solely from the execution and delivery of this Agreement, the performance of the rights and obligations herein, the receipt of any payment hereunder or the enforcement of this Agreement).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the relevant Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Participant” has the meaning set forth in Section 10.04(e).
“Participant Register” has the meaning set forth in Section 10.04(e).
“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” has the meaning set forth in Section 10.13.
“Payment” has the meaning set forth in Section 9.04(b)(i).
“Payment Notice” has the meaning set forth in Section 9.04(b)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.
“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Liens” means:
(a)Liens for taxes, assessments or governmental charges or levies (including any Lien imposed by ERISA arising out of an ERISA Event), either not yet delinquent or so long as the amount, applicability or validity of the same is being contested in good faith provided that any proceedings commenced for the foreclosure on such Liens have been duly suspended and adequate reserves, if any, have been established therefor in accordance with GAAP;
(b)Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent for a period of more than 45 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor;

(c)Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(d)Any attachment or judgment Lien unless the attachment or judgment it secures shall remain undischarged and execution thereof shall remain unstayed pending appeal for a period of 60 days;
(e)Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)Any interest or title of a lessor under any lease;
(g)Liens arising from equipment leases entered into in the ordinary course of business; and
(h)Liens in favor of the Index Joint Venture granted pursuant to the Trademark Security Agreement as in effect on the date thereof to secure the obligations of the Loan Guarantor under the MH Brand License Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Pounds Sterling” or “£” means the lawful money of the United Kingdom.
“Pricing Certificate” means a certificate substantially in the form of Exhibit H, executed by a Responsible Officer of the Borrower and attaching (a) true and correct copies of the KPI Metrics Report for the most recently ended calendar year and setting forth the Sustainability Rate Adjustment for the period covered thereby and computations in reasonable detail in respect thereof and (b) a review report of the KPI Metrics Assurance Provider confirming that the KPI Metrics Assurance Provider is not aware of any material modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the applicable reporting criteria or sets out details of any changes to the calculation methodology, any qualification or issue highlighted by the KPI Metrics Assurance Provider and/or the GRI Standards since delivery of the last Pricing Certificate (or, in relation to the first Pricing Certificate delivered, since the date of this Agreement) which, in each case, could reasonably be expected to materially affect any KPI Metric.

“Pricing Certificate Delivery Date” has the meaning set forth in Section 2.23(f)
“Pricing Certificate Inaccuracy” has the meaning set forth in Section 2.23(d).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c)(1) of the Code.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.16.
“QMA Notice” has the meaning set forth in the definition of “Qualifying Material Acquisition”.
“QMA Notice Date” means, with respect to any QMA Notice, the date on which such QMA Notice is delivered to the Administrative Agent.
“Qualifying Material Acquisition” means any Acquisition, if the aggregate amount of consideration paid in respect of, and indebtedness incurred to finance, such Acquisition is in the aggregate at least $1,000,000,000 and the Borrower has designated such Acquisition as a “Qualifying Material Acquisition” by written notice (a “QMA Notice”) to the Administrative Agent; provided that such QMA Notice shall be irrevocable and the applicable QMA Notice Date must occur on or prior to the date on which the Compliance Certificate for the Fiscal Quarter during which such Acquisition is consummated is due in accordance with Section 6.01(b).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 10.04(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate or (iii) with respect to any Borrowing denominated in Pounds Sterling or dollars, the applicable Daily Simple RFR, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time (or the Dollar Equivalent thereof, in the case of Foreign Currency Loans), (b) such Lender’s Swingline Exposure at such time and (c) such Lender’s L/C Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“Revolving Note” means a promissory note executed and delivered pursuant to Section 2.09(e) evidencing the Revolving Loans made by a Lender.
“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA and (b) dollars, solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) dollars, a U.S. Government Securities Business Day.
“RFR Interest Day” has the meaning set forth in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on Adjusted Daily Simple RFR.
“S&P” has the meaning set forth in the preamble to this Agreement.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and non-government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).
“Sanctioned Person” means, at any time, any Person subject of any Sanctions, including (a) any Person listed in any Sanctions-related Executive Order or list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clause (a).
“Sanctions” means all economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Securities Act” means the Securities Act of 1933, as from time to time amended, and any successor statutes.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Supported QFC” has the meaning set forth in Section 10.16.
“Sustainability Amendment” has the meaning set forth in Section 2.23(g). For the avoidance of doubt, there may be only one Sustainability Amendment during the term of this Agreement.
“Sustainability Amendment Deadline” has the meaning set forth in Section 2.23(g).
“Sustainability-Linked Loan Principles” means the Sustainability-Linked Loan Principles published by the Asia Pacific Loan Market Association, Loan Market Association and Loan Syndications and Trading Associations, as updated from time to time.
“Sustainability Pricing Adjustment Date” has the meaning set forth in Section 2.23(a).
“Sustainability Rate Adjustment” with respect to any KPI Metrics Report for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the KPI Applicable Spread Adjustment Amount and the KPI Commitment Fee Adjustment Amount, in each case for such period.
“Sustainability Report” means the annual non-financial disclosure form prepared in accordance with the GRI Standards publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower).
“Sustainability Structuring Agent” has the meaning set forth in the preamble to this Agreement.
“Sustainability Table” means the Sustainability Table set forth on Schedule 1.01.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).
“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Swingline Note” means a promissory note executed and delivered pursuant to Section 2.09(e) evidencing the Swingline Loans made by the Swingline Lender.
“Syndication Agent” has the meaning set forth in the preamble to this Agreement.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term Benchmark Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Trademark Security Agreement” means the Trademark Security Agreement entered into between the Loan Guarantor and the Index Joint Venture.
“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D), any request for and the issuance of any Letter of Credit, and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof.
“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate or the Adjusted Daily Simple RFR.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.16.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(iii).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
Section 1.03Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capitalized Lease” or “Capitalized Lease Obligations” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting

Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance therewith.
Section 1.05Interest Rates; Benchmark Notification.
The interest rate on a Loan denominated in dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06Divisions.
For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
Section 1.07Exchange Rates; Currency Equivalents.

(a)The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Borrowings or Letter of Credit extensions denominated in Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than dollars) for purposes of this Agreement shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit or participation in a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.
Section 1.08Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II
The Credits
Section 2.01Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans denominated in Agreed Currencies (selected by the Borrower) to the Borrower from time to time during the Availability Period in an aggregate Dollar Equivalent principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
Section 2.02Loans and Borrowings.
(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in Agreed Currencies (selected by the Borrower) made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely (A) in the case of Borrowings in dollars, entirely of ABR Loans or Term

Benchmark Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not cause the Borrower to incur as of the date of the exercise of such option any greater liability than it shall then have under Sections 2.14 and 2.16.
(c)At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the Borrowing Minimum (provided that a Term Benchmark Revolving Borrowing that is a Foreign Currency Borrowing may be continued into a new Interest Period pursuant to Section 2.07 without regard to the foregoing). At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $5,000,000 and not less than the Dollar Equivalent of $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and shall be in an aggregate minimum amount of $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term Benchmark Revolving Borrowings or RFR Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03Requests for Revolving Borrowings.
To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing and (iii) in the case of an RFR Borrowing denominated in Pounds Sterling, not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 am, New York City time, on the day of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;
(iv)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and the currency of such Borrowing, which shall be an Agreed Currency;
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and
(vi)in the case of a Borrowing in a Foreign Currency, the location from which payments of the principal and interest on such Borrowing will be made, which will comply with the requirements of Section 2.17.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no currency is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected dollars. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04[Reserved].
Section 2.05Swingline Loans.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the aggregate principal amount of Swingline Loans, together with the Revolving Credit Exposure of the Swingline Lender (determined for this purpose without duplication of any Swingline Exposure), exceeding the Swingline Lender’s Commitment or (iii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
Section 2.06Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City (or, with respect to Foreign Currency Loans, London) and designated by the Borrower in the applicable Borrowing Request.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (in the case of a Term Benchmark or RFR Borrowing) or the proposed time of any Borrowing (in the case of an ABR Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07Interest Elections.
(a)Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which may not be converted or continued. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing or (ii) convert any Foreign Currency Borrowing to an ABR Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by irrevocable written notice in the case of a Borrowing denominated in dollars or by irrevocable written notice (via an Interest Election Request in a form reasonably approved by the Administrative Agent and signed by the Borrower) in the case of a Foreign Currency Borrowing) by the time and at the office at which a Borrowing Request would be required to be delivered under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the Borrower.
(c)Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and

(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing in dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than dollars shall either be (A) converted to an ABR Borrowing denominated in dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.
Section 2.08Termination and Reduction of Commitments.
(a)Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that, (i) each reduction of the Commitments shall be in minimum aggregate amounts of $10,000,000 (unless the total Commitment at such time is less than $10,000,000, in which case, in an amount equal to the total Commitment at such time) and, if such reduction is greater than $10,000,000, in integral multiples of $5,000,000 in excess of such amount (unless the total Commitment is being terminated) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Credit Exposures would exceed the total Commitments.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.09Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date applicable to such Lender and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least 5 Business Days after such Swingline Loan is made.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type (and, in the case of a Foreign Currency Loan, the currency) thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If there is a conflict in entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section, the entries made in the accounts maintained by the Administrative Agent shall be such prima facie evidence of the existence and amounts of the obligations.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
Section 2.10Prepayment of Loans.
(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) (x) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (2) an RFR Revolving Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment, (y) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment and (z) in the case of prepayment of an RFR Revolving Borrowing denominated in Pounds Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
(c)If, on the last day of any Interest Period for any Borrowing, the sum of the total Revolving Credit Exposures exceeds the total Commitments, the Borrower shall, on such day, repay (in its discretion) Swingline Loans and/or Revolving Loans and/or cash collateralize L/C Exposure in an account with the Administrative Agent in a manner consistent with Article VIII, as applicable, in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing. If, on any Revaluation Date, the sum of the total Revolving Credit Exposures exceeds 105% of the total Commitments, then the Borrower shall, on the next Revaluation Date, repay one or more (in its discretion) Swingline Loans and/or Revolving Borrowings and/or cash collateralize L/C Exposure in an account with the Administrative Agent in a manner consistent with Article VIII, as applicable, in an aggregate principal amount equal to the excess, if any, of the sum of the total Revolving Credit Exposures as of such next Revaluation Date over the total Commitments.
Section 2.11Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to the last day of the Availability Period. Accrued commitment fees shall be payable in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.12Interest.
(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Spread then in effect for such Borrowing.
(b)The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to in the case of a Term Benchmark Revolving Loan, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Term SOFR Rate Spread or the Applicable EURIBOR Spread, as applicable, then in effect for such Borrowing.
(c)Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable RFR Spread.
(d)[Reserved].
(e)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount (including Reimbursement Obligations) payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount (including Reimbursement Obligations), 2% plus the rate applicable to ABR Loans as provided above.
(f)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(g)Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate or Daily Simple RFR with respect to dollars hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.13Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple RFR for dollar Borrowings is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple RFR for dollar Borrowings is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the

Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.13.

(e)    Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple RFR for dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, (A) for Loans denominated in dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple RFR for dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (i) be prepaid by the Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.

Section 2.14Increased Costs.
(a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable);

(ii)subject any Lender to any Tax (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the applicable offshore interbank market for the applicable Agreed Currency or Foreign Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, continuing or converting any Loan (or of maintaining its obligation to make any such Loan) or issuing or participating in Letters of Credit, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will, upon notice by such Lender, pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such Lender is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or any Letter of Credit issued by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower, upon notice by such Lender, will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered to the extent allocable to this Agreement; provided that such Lender is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.
(c)[Reserved].
(d)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(e)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f)For purposes of this Section 2.14, the term “Lender” includes each Issuing Lender and the Swingline Lender.
Section 2.15Break Funding Payments.
With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the conversion of any Foreign Currency Loan to a dollar denominated Loan pursuant to any Section of this Agreement, (iv) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(b) and is revoked in accordance therewith) or (v) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding any loss of anticipated profits) (and in the case of any conversion of Foreign Currency Loans to Dollar Loans, such loss, cost or expense shall also include any loss, cost or expense sustained by a Lender as a result of such conversion). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.16Taxes.
(a) Any and all payments by or on account of any obligation of any Loan Party hereunder to, or for the account of, the Administrative Agent or any Lender or any recipient of any payment to be made by or on account of any obligation of any Loan Party under this Agreement shall be made free and clear of and without withholdings or deductions for any Indemnified Taxes or Other Taxes; provided that, if any Loan Party or other withholding agent shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower or such Loan Guarantor, as applicable, shall be increased as necessary so that after making all required withholdings and deductions (including any applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party shall make such withholdings or deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Loan Parties shall indemnify the Administrative Agent, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the

Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.
(d)Each Lender severally shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with this Agreement (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, or otherwise reasonably requested by the Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding. All reasonable out-of-pocket expenses incurred by such Lender in connection with the completion of such forms or documentation (other than with respect to forms applicable to U.S. withholding tax) shall be borne by the Borrower. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(i)-(iv), (h) and (i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement or changes its lending office (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B to the effect (1) that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (2) that the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,
(iv)to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or
(v)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)If any Lender or the Administrative Agent determines, in its reasonable discretion, that it has received a refund attributable to any Indemnified Taxes or Other Taxes paid by any Loan Party or for which such Lender or the Administrative Agent has received payment from any Loan Party hereunder, such Lender or the Administrative Agent, within 30 days of such receipt, shall deliver to the Borrower the amount of such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided however, that the relevant Loan Party, upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(h)Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall, on or prior to the date on which such Lender becomes a Lender under this Agreement or changes its lending office (and from time to time thereafter at the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent two U.S. Internal Revenue Service Form W-9s (or substitute or successor form), properly completed and duly executed, certifying that such Lender is exempt from the United States backup withholding.
(i)If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)For purposes of this Section 2.16, the term “Lender” includes the Issuing Lender and the Swingline Lender.
(k)Each party’s obligations under this Section 2.16 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.
Section 2.17Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time (in the case of payments with respect to Foreign Currency Loans, prior to 11:00 a.m., London time), in the city of the Administrative Agent’s Term Benchmark Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the case of amounts due in dollars, to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York and (ii) in the case of amounts due in any Foreign Currency, to the Administrative Agent, at the Administrative Agent’s Term Benchmark Payment Office for such currency, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (whether of principal, interest or otherwise) shall be made in the applicable currency specified elsewhere herein or, if no currency is specified, in dollars, it being understood and agreed that any repayment (including any partial prepayment) of a Loan denominated in an Agreed Currency shall be made in such Agreed Currency.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.
(d)If and for so long as any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b), 2.17(c) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion (provided that any such amounts so held shall be returned to such Lender upon its payment of the aforementioned previously unpaid amounts then due and owing).
Section 2.18Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or if any Lender fails to approve any waiver or amendment to this Agreement requiring the consent of all Lenders or of all Lenders affected thereby which has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.19Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;
(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification requiring the consent of such Defaulting Lender as “such Lender” or “each Lender affected thereby”, as such terms are used in Sections 10.02(b)(i), (ii) or (iii);
(c)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.18) may, in lieu of being distributed to such Defaulting Lender, be applied by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and (iii) third, to such Defaulting Lender; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender;
(d)if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Exposure and L/

C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent (i) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (ii) no Default shall have occurred and be continuing; provided, however, that if such reallocation cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to this clause (d)) in accordance with the procedures set forth in Article VIII for so long as such L/C Exposure is outstanding;
(e)if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to the proviso to Section 2.19(d), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.03(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized. If the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.19(d), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 3.03(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages. If all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to Section 2.19(d), then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.03(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(f)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then-outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(d), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, (A) shall be satisfied that if such Lender were subsequently to become a Defaulting Lender, the relevant exposure would be 100% covered by the Commitments of the non-Defaulting Lenders or cash collateralized, in each case in a manner consistent with Section 2.19(d) or (B) shall have entered into other arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 2.20Proceeds.
The proceeds of the Loans made by the Lenders to the Borrower shall be used for acquisitions, repurchases of capital stock of the Borrower, the funding of dividends payable to shareholders of the Borrower and for general corporate purposes of the Borrower; provided, however, that after the application of the proceeds of any Loan, not more than 25% of the value of the assets of the Borrower will be represented by Margin Stock. The proceeds of the Letters of Credit shall be used for general corporate purposes of the Borrower.
Section 2.21Extension of Maturity Date.
(a)At least 30 days but not more than 60 days prior to the first and/or second anniversary of the Effective Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date in effect at such time by one year from its then scheduled expiration; provided that no more than two such requests may be made after the Effective Date. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Maturity Date at least 20 days prior to such anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Borrower not later than 15 days prior to such anniversary date of the decision of each Lender regarding the Borrower’s request for an extension of the Maturity Date.
(b)If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.21, subject to the satisfaction of the conditions set forth in Section 5.02(a) and (b), the Maturity Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.21, the Maturity Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.21, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Maturity Date is not extended as to any Lender pursuant to this Section 2.21 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.21 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.14,

2.15, 2.16 and 10.03 shall survive the Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.
(c)If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.21, the Borrower may arrange for one or more Consenting Lenders or other assignees to acquire and assume (and such Non-Consenting Lender hereby agrees to assign in accordance with the terms set forth in this clause (c) (including the last sentence hereof)), effective as of the Extension Date, any Non-Consenting Lender’s Loans and other Revolving Credit Exposure and its Commitment and other obligations under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such assignee as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such assignee shall assume all of such lesser amount; and provided further that:
(i)any such Consenting Lender or assignee shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii)with respect to any such assignee, the applicable processing and recordation fee required under Section 10.04 for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.14, 2.15, 2.16 and 10.03 shall survive such substitution as to matters occurring prior to the date of substitution. On or prior to any Extension Date, (A) each such assignee, if any, shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance or such other agreement acceptable to the Borrower and the Administrative Agent, duly executed by such assignee and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment. Upon execution and delivery of the documentation pursuant to the foregoing clauses (A) and (B) and the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, as of the Extension Date, each such Non-Consenting Lender shall be deemed to have assigned all of its rights and obligations under this Agreement (including all of its Commitment and the Loans at the time owing to it) to one or more such Consenting Lenders or assignees as designated by the Administrative Agent, and such Consenting Lenders and assignees shall be substituted for each such Non-Consenting Lender under this Agreement and shall be Lenders for all purposes of this Agreement, in each case without any further acknowledgment by or the consent of any Non-Consenting Lender or any other Lender, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.21) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment and Acceptance or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and, subject to the satisfaction of the conditions set forth in Section 5.02(a) (including the representations and warranties set forth in Section 4.04) and (b), the Maturity Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.21, and all references in this Agreement, and in the Notes, if any, to the “Maturity Date” shall, with respect to each Consenting Lender and each assignee for such Extension Date, refer to the Maturity Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders of the extension of the scheduled Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such assignee.
Section 2.22Increase of Commitments. The Borrower may from time to time elect to increase the aggregate Commitments in an amount of $50,000,000 or an integral multiple thereof, so long as, after giving effect thereto, the aggregate amount of all such increases does not exceed $1,000,000,000. The Borrower may arrange for any such increase to be provided by one or more existing Lenders (each such existing Lender, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “New Lender”; provided that no Ineligible Institution may be a New Lender), to increase their existing Commitments or to provide new Commitments, as the case may be; provided that (i) each New Lender shall be subject to the approval of the Borrower, the Administrative Agent and the Issuing Lenders (such approval not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Lender, the Borrower, the Administrative Agent and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto, and (y) in the case of a New Lender, the Borrower, the Administrative Agent and such New Lender execute an agreement substantially in the form of Exhibit F hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.22. Increases and new Commitments created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or New Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) (including the representations and warranties set forth in Section 4.04) and (b) of Section 5.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and New Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the existing Lenders shall be deemed to have assigned outstanding Revolving Loans to certain other Lenders, and such other Lenders shall be deemed to have purchased such outstanding Revolving Loans, in each case, to the extent necessary so that all of the Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Commitments. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time. Upon the effectiveness of any increase in Commitments pursuant to this Section 2.22, Schedule 2.01 hereto shall be automatically amended to reflect such increase. This Section 2.22 shall supersede any provisions in Section 10.02 to the contrary.
Section 2.23Sustainability Adjustments.
(a) Following the date on which the Borrower provides a Pricing Certificate in respect of the most recently ended calendar year, (i) the Applicable Spread and the Commitment Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Rate Adjustment shall be determined as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to clause (f) of this Section 2.23 based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Spread and the Commitment Fee Rate resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of clause (f) of this Section 2.23). For the avoidance of doubt, from and after the Effective Date until the first Sustainability Pricing Adjustment Date after the Effective Date, the Sustainability Rate Adjustment shall be (i) in respect of the KPI Applicable Spread Adjustment Amount, negative 0.05% and (ii) in respect of the KPI Commitment Fee Adjustment Amount, negative 0.01%.
(b) For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that (x) the Applicable Spread will never be reduced or increased by more than 0.05%, and (y) the Commitment Fee Rate will never be reduced or increased by more than 0.01%, in each case pursuant to the Sustainability Rate Adjustment during any calendar year; provided that in no event shall any Applicable Spread be reduced below 0.0%. For the avoidance of doubt, any adjustment to the Applicable Spread and the Commitment Fee Rate by reason of meeting, or failing to meet, all three KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.
(c) It is hereby understood and agreed that (i) if no such Pricing Certificate is delivered by the Borrower within the period set forth in clause (f) of this Section 2.23, the Sustainability Rate Adjustment will be (x) with respect to the Applicable Spread, positive 0.05% and (y) with respect to the Commitment Fee Rate, positive 0.01%, in each case commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of clause (f) of this Section 2.23 and continuing until the Borrower delivers a Pricing Certificate to the Administrative Agent and (ii) notwithstanding anything to the contrary, if, and only if, no Sustainability Amendment has been proposed by the Borrower and approved by Required Lenders by the Sustainability Amendment Deadline, then with respect to the Fiscal Year ending December 31, 2026 and each Fiscal Year thereafter, the Sustainability Rate Adjustment will be (x) with respect to the Applicable Spread, 0.0% and (y) with respect to the Commitment Fee Rate, 0.0%, in each case commencing on the last day a Pricing Certificate could have been delivered pursuant to the terms of clause (f) of this Section 2.23.
(d) If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in the Sustainability Rate Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers, not later than ten Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower), or (B) the Borrower and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Spread and the Commitment Fee Rate for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under non-U.S. debtor relief laws), automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), but in any event within ten Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Rate Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Spread and the Commitment Fee Rate for any period, then, upon receipt by the Administrative Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Rate Adjustment or the KPI Metrics, as applicable), commencing on the Business Day following receipt by the Administrative Agent of such notice, the Applicable Spread and the Commitment Fee Rate shall be adjusted to reflect the corrected calculations of the Sustainability Rate Adjustment or the KPI Metrics, as applicable. It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default; provided, that, the Borrower complies with the terms of this clause (d) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute (or any comparable event under non-U.S. debtor relief laws), (a) any additional amounts required to be paid pursuant the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by the Administrative Agent in accordance with such paragraph, (b) any nonpayment of such additional amounts prior to or upon such demand for payment by Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the rate set forth in Section 2.12(e) prior to such a demand.
(e) Each party hereto hereby agrees that the Administrative Agent shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).
(f) As soon as available and in any event on or before 90 days following the end of each Fiscal Year of the Borrower (such date, the “Pricing Certificate Delivery Date”) (commencing with the Fiscal Year ending December 31, 2024), the Borrower shall deliver to the Administrative Agent (which will deliver copies thereof to the Lenders) a Pricing Certificate for the most recently-ended calendar year; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the Pricing Certificate Delivery Date shall result in the Sustainability Rate Adjustment being applied as set forth in clause (c) of this Section 2.23).
(g) As soon as practicable and in any event on or before the date that is 18 months following the Effective Date (the “Sustainability Amendment Deadline”), the Borrower shall have proposed an amendment to the Administrative Agent and the Lenders to update the KPI Metrics for the Fiscal Years ending 2026, 2027, 2028 and 2029 (the “Sustainability Amendment”) and obtained consent of the Required Lenders for the Sustainability Amendment; provided that (i) the Borrower may elect not to deliver a Sustainability Amendment and such election shall not constitute a Default or Event of Default (but such failure to deliver a Sustainability Amendment by the Sustainability Amendment Deadline shall result in the Sustainability Rate Adjustment being applied as set forth in clause (c)(ii) of this Section 2.23),(ii) a Sustainability Amendment may not amend Section 2.23(b) or the adjustment amounts set forth in the definition of “KPI Applicable Spread Adjustment Amount” or “KPI Commitment Fee Adjustment Amount” and (iii) such amendment shall be in accordance with the Sustainability-Linked Loan Principles.
(h)The Borrower and its Subsidiaries shall not publish any new materials or statements (including on any website, in the financial statements or annual reports, or in any press release or public announcement) which refer to this Agreement as being sustainability-linked, or words having similar effect unless a Sustainability Rate Adjustment is in effect (excluding for the purposes of this clause (h) any Sustainability Rate Adjustment pursuant to Section 2.23(c)(ii)); provided that this clause (h) shall not prohibit (i) any disclosures that are otherwise required by law, (ii) any disclosure that is consented to by the Required Lenders or (iii) any references to this Agreement as being sustainability-linked, or words having similar effect on a retroactive basis, to the extent a Sustainability Rate Adjustment was actually in effect at such time.
ARTICLE III Letters of Credit
Section 3.01L/C Commitment.
(a)Subject to the terms and conditions hereof, the Issuing Lenders, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agree to issue, amend, renew or extend letters of credit (the letters of credit issued on and after the Effective Date pursuant to this Article III and the other letters of credit that may be deemed issued hereunder from time to time, collectively, “Letters of Credit”) for the account of the Borrower on any Business Day during the Availability Period in such form as may be approved from time to time by the Issuing Lenders; provided that no Issuing Lender shall have an obligation to issue, amend, renew or extend any Letter of Credit if, after giving effect thereto, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the L/C Obligations with respect to all Letters of Credit issued by such Issuing Lender would exceed its L/C Sublimit or (iii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in dollars or Colombian Pesos and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided further, that any such renewal must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. From time to time and upon reasonable request therefor, the Issuing Lenders shall confirm to the Administrative Agent the L/C Exposure and the Administrative Agent shall confirm to the Issuing Lenders the aggregate amount of Available Commitments. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder.
(b)An Issuing Lender shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if (i) doing so would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) doing so would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (iii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Lender in good faith deems material to it.
Section 3.02Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue, amend, renew (other than by automatic renewal) or extend a Letter of Credit by delivering to the applicable Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue, amend, renew or extend (as applicable) the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue, amend, renew or extend any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
Section 3.03Fees and Other Charges.
(a)The Borrower will pay a fee on the Dollar Equivalent of the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to Term Benchmark Revolving Loans, shared ratably among the Lenders and payable in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the Dollar Equivalent of the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date. All fees payable hereunder shall be paid in dollars in immediately available funds.
(b) In addition (but without duplication) to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
Section 3.04L/C Participations.
(a)The Issuing Lenders irrevocably agree to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lenders, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lenders, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing

Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
Section 3.05Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice; provided that (x) if such payment is denominated in dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount or (y) if such payment is denominated in Colombian Pesos, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in dollars in an amount equal to the Dollar Equivalent of Colombian Pesos, and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in an amount in the currency of such payment equal to such payment and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(a) and (y) thereafter, Section 2.12(e).
Section 3.06Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lenders, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lenders that the Issuing Lenders shall not (absent a finding of gross negligence or willful misconduct by the Issuing Lender as determined by a final and nonappealable decision of a court of competent jurisdiction) be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by the relevant Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.
Section 3.07Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lenders to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
Section 3.08Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

Section 3.09Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower (including pursuant to the express terms hereof), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required under any law, order or practice that is required to be applied to any Letter of Credit, including the law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located or the practice stated in the ISP or UCP, as applicable.

ARTICLE IV
Representations and Warranties
The Borrower represents and warrants to the Lenders that the following statements are true, correct and complete:
Section 4.01Organization, Powers and Good Standing.
(a)Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party has all requisite power and authority (i) to own and operate its properties and to carry on its business as now conducted and proposed to be conducted, except where the lack of power and authority would not have a Material Adverse Effect and (ii) to enter into this Agreement and to carry out the transactions contemplated hereby, and, in the case of the Borrower, to issue the Notes.
(b)Each Loan Party is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing would not have a Material Adverse Effect.

(c)All of the Material Subsidiaries of the Borrower, as of the Effective Date, are identified in Schedule 4.01 annexed hereto. Each Material Subsidiary of the Borrower is validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted except where failure to be in good standing or a lack of power and authority would not have a Material Adverse Effect.
Section 4.02Authorization of Borrowing, etc.
(a)The execution, delivery and performance of this Agreement by each Loan Party (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D), and, in the case of the Borrower, the issuance, delivery and payment of the Notes and the obtaining of extensions of credit hereunder, have been duly authorized by all necessary action of such Loan Party.
(b)The execution, delivery and performance of this Agreement by each Loan Party (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D) and, in the case of the Borrower, the issuance, delivery and payment of the Notes, the issuance of Letters of Credit and the borrowing of the Loans, do not and will not (i) violate any provision of law applicable to the such Loan Party or any of its Material Subsidiaries, (ii) violate the certificate of organization or bylaws of such Loan Party or any of its Material Subsidiaries, (iii) violate any order, judgment or decree of any court or other agency of government binding on such Loan Party or any of its Material Subsidiaries, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of such Loan Party or any of its Material Subsidiaries, result in or require the creation or imposition of any Lien upon any of the material properties or assets of such Loan Party or any of its Material Subsidiaries or require any approval of stockholders or any approval or consent of any Person under any contractual obligation of such Loan Party or any of its Material Subsidiaries other than such approvals and consents which have been or will be obtained on or before the Effective Date; except for any violation, conflict, default, breach, lien or lack of approval the existence of which would not have a Material Adverse Effect.
(c)The execution, delivery and performance of this Agreement by each Loan Party (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D) and, in the case of the Borrower, the issuance, delivery and payment of the Notes, the issuance of Letters of Credit and the borrowing of the Loans, will not require on the part of such Loan Party any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than any such registration, consent, approval, notice or other action which has been duly made, given or taken.
(d)This Agreement is, and each of the Notes when executed and delivered by the Borrower will be, a legally valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
Section 4.03Financial Condition.
The Borrower has delivered to the Administrative Agent the audited consolidated financial statements of the Borrower and its Subsidiaries for the year ended

December 31, 2023 (collectively, the “Financial Statements”). All such Financial Statements were prepared in accordance with GAAP except for the preparation of footnote disclosures for the unaudited statements. All such Financial Statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated statements of income and changes in financial position of the Borrower and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments.
Section 4.04No Adverse Material Change.
Since December 31, 2023, there has been no change in the business, operations, properties, assets or financial condition of the Borrower or any of its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to the Borrower and its Subsidiaries taken as a whole.
Section 4.05Litigation.
Except as disclosed in the Borrower’s Report on Form 10-Q for the quarter ended September 30, 2024 or any filing on Form 8-K by the Borrower prior to the date hereof or in Schedule 4.05 to this Agreement, there is no action, suit, proceeding, governmental investigation (including, without limitation, any of the foregoing relating to laws, rules and regulations relating to the protection of the environment, health and safety) of which the Borrower has knowledge or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, domestic or foreign, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or affecting any property of the Borrower or any of its Subsidiaries which (i) challenges the validity of this Agreement or any Note or (ii) would reasonably be expected to have a Material Adverse Effect.
Section 4.06Payment of Taxes.
Except to the extent permitted by Section 6.03 hereof, the Borrower has paid or caused to be paid all taxes, assessments, fees and other governmental charges upon the Borrower and each of its Subsidiaries and upon their respective properties, assets, income and franchises, except for any taxes the failure of which to pay would not have a Material Adverse Effect (provided that no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax, fee or other charge) or which are not yet due and payable or which are being contested in good faith. The Borrower does not know of any proposed tax assessment against the Borrower or such Subsidiary that would have a Material Adverse Effect, which is not being contested in good faith by the Borrower or such Subsidiary; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.07Governmental Regulation.
The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.08Securities Activities.
The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
Section 4.09ERISA.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Borrower and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Topic 715-60 of the Financial Accounting Standards Board Accounting Standards Codification.
(b)Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such arrangement or plan.
Section 4.10Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.11Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents is a Sanctioned Person.
Section 4.12Affected Financial Institutions. Neither the Borrower nor any Loan Guarantor is an Affected Financial Institution.
ARTICLE V
Conditions
Section 5.01Effective Date.
The obligations of the Lenders to make extensions of credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement (in each case which, subject to Section 10.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of General Counsel or any Deputy General Counsel to the Borrower, substantially in the form of Exhibit C, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request.
(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent, any Lender or their counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a financial officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.
(e)The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and actual out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)The Administrative Agent shall have received evidence satisfactory to it that the Existing Facility has been terminated and all amounts, if any, owing by the Borrower thereunder have been paid in full.

(g) (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 5.02Each Credit Event.
The obligation of each Lender to make any extension of credit hereunder is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrower set forth in this Agreement (other than in Section 4.04 and Section 4.05 for any extension of credit made after the Effective Date) shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such extension of credit, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.
(b)At the time of and immediately after giving effect to such extension of credit, no Default shall have occurred and be continuing.
Each request for an extension of credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such extension of credit as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE VI
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and no Letter of Credit remains outstanding, the Borrower covenants and agrees with the Lenders that:
Section 6.01Financial Statements and Other Reports.
The Borrower and each of its Subsidiaries will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP and the Borrower will deliver to the Administrative Agent (which will deliver copies thereof to the Lenders) (except to the extent otherwise expressly provided below in subsection 6.01(b)(ii)):
(a)
(i)as soon as practicable and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year ending after the Effective Date the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period, and the related consolidated statements of income and shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in each case certified by the chief financial officer or controller of the Borrower that they fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position, subject to changes resulting from audit and normal year-end adjustments, based on the Borrower’s normal accounting procedures applied on a consistent basis (except as noted therein);
(ii)as soon as practicable and in any event within 90 days after the end of each Fiscal Year the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year, accompanied by a report thereon of an Independent Public Accountant which report shall (i) be without a “going concern” or like qualification commentary and without any qualification or exception as to the scope of such audit, and (ii) state that such consolidated financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as noted in such report and approved by such Independent Public Accountant) and that the examination by such Independent Public Accountant in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
The Borrower will be deemed to have complied with the requirements of Section 6.01(a)(i) hereof if within 45 days after the end of each Fiscal Quarter (other than the final Fiscal Quarter) of each of its Fiscal Years, a copy of the Borrower’s Form 10-Q as filed with the Securities and Exchange Commission with respect to such Fiscal Quarter is furnished to the Administrative Agent, and the Borrower will be deemed to have complied with the requirements of Section 6.01(a)(ii) hereof if within 90 days after the end of each of its Fiscal Years, a copy of the Borrower’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission with respect to such Fiscal Year is furnished to the Administrative Agent:
(b)
(i)together with each delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to subdivisions (a)(i) and (a)(ii) above, (x) an Officer’s Certificate of the Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (y) an Officer’s Certificate demonstrating in reasonable detail compliance with the restrictions contained in Section 7.03 hereof as of the last day of the accounting period covered by such financial statements (a “Compliance Certificate”) and, in addition, a written statement of the chief accounting officer, chief financial officer, any vice president or the treasurer or any assistant treasurer of the Borrower describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Officer’s Certificate relating to compliance with Section 7.03 hereof;
(ii)promptly upon their becoming available but only to the extent requested by the Administrative Agent, copies of all publicly available financial statements, reports, notices and proxy statements sent by the Borrower to its security holders, all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange or with the Securities and Exchange Commission;
(iii)promptly upon (and in no event later than three days after) any of the chairman of the board, the chief executive officer, the president, the chief accounting officer, the chief financial officer or the treasurer of the Borrower obtaining actual knowledge (x) of any condition or event which constitutes an Event of Default or Default, or (y) of a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed Default, Event of Default, event or condition, and what action, if any, the Borrower has taken, is taking and proposes to take with respect thereto;
(iv)promptly after Moody’s or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
(v)with reasonable promptness, (x) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Section 6.02Corporate Existence.
Except as may result from a transaction permitted by Section 7.01 hereof, the Borrower will, and will cause each other Loan Party to, maintain its corporate existence in good standing and qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify would have a Material Adverse Effect.
Section 6.03Payment of Taxes.
The Borrower will, and will cause each of its Subsidiaries to, pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property when due to the extent that the failure to pay would have a Material Adverse Effect, provided, that no such amount need be paid if being contested in good faith by appropriate proceedings diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
Section 6.04Maintenance of Properties; Insurance.
The Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties and equipment used or useful in its business. The foregoing sentence shall not be construed as to prohibit or restrict the sale or disposition of any assets of the Borrower or any of its Subsidiaries. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business and the material properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.
Section 6.05Compliance with Laws.
The Borrower and its Subsidiaries shall exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules and regulations relating to the disposal of hazardous wastes and asbestos into the environment), noncompliance with which would have a Material Adverse Effect. The Borrower shall maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 6.06Notices of ERISA Event.
The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000.
Section 6.07Inspection Rights.

The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at reasonable times, to visit and inspect its properties, to examine and make extracts from its books, and to discuss its affairs, finances and condition with its officers and, in the presence of its officers, its independent accountants.
ARTICLE VII
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and no Letter of Credit remains outstanding, the Borrower covenants and agrees with the Lenders that:
Section 7.01Fundamental Changes.
The Borrower will not consolidate with or merge with or into, or transfer all or substantially all, or any substantial portion, of its properties and assets to one or more Persons in one or a series of related transactions unless (i) if the Borrower is the surviving entity in any such consolidation or merger, after giving effect to such transaction, there would not exist any Default or Event of Default hereunder, (ii) if the Borrower is not the surviving entity in any such consolidation or merger, (v) after giving effect to such transaction, there would not exist any Default or Event of Default hereunder, (w) the survivor shall be organized under the laws of a state in the United States and shall expressly assume, pursuant to documentation in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and all other amounts payable under this Agreement and the payment and performance of and compliance with all the terms of this Agreement and the Ancillary Documents on the part of the Borrower to be performed or observed, (x) the Borrower shall provide any documentation and other information about the surviving Person at least three Business Days’ prior to the consummation of such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; provided that Lenders shall have at least 10 days notice prior to the consummation of such merger, amalgamation or consolidation, (y) the survivor shall have then-effective ratings (or implied ratings) published by Moody’s or S&P applicable to such successor entity’s senior, unsecured, non-credit-enhanced, long term indebtedness for borrowed money, which ratings shall be either Baa3 or higher (if assigned by Moody’s) or BBB- or higher (if assigned by S&P) and (z) if the Administrative Agent so requests, it shall receive a legal opinion from outside counsel to the survivor reasonably satisfactory to the Administrative Agent or (iii) if the Borrower transfers all or substantially all, or any substantial portion, of its properties and assets, the transferee or transferees thereto are wholly owned Subsidiaries (except the transferee or transferees of any substantial portion of its properties and assets, but not all or substantially all of its properties and assets, shall not be required to be wholly owned Subsidiaries if the transfer is for fair consideration as reasonably determined by the

Borrower) and any such transferee that is a domestic Subsidiary becomes a Loan Guarantor hereunder pursuant to a Joinder Agreement substantially in the form of Exhibit D (it being understood that the Borrower and the Administrative Agent, on behalf of the Lenders, may agree to amendments hereto solely to provide for such guarantor arrangements as they may reasonably determine are necessary or useful). For the purposes of this Section, “Subsidiary” of the Borrower shall include any partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers thereof are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.
Section 7.02Liens.
The Borrower will not, and will not permit any of its Subsidiaries (other than CRISIL Limited) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(a)Liens set forth on Schedule 7.02 hereto;
(b)Permitted Liens;
(c)Purchase money security interests (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in real or personal property of the Borrower or any of its Subsidiaries existing or created at the time of acquisition thereof or within 180 days thereafter, and the renewal, extension or refunding of any such security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that the principal amount of Indebtedness and Capitalized Lease Obligations secured by each such security interest in each item of property shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of the item subject thereto and that such security interests shall attach solely to the particular item of property so acquired;
(d)Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(e)From and after the effective date of the Guarantor Release and for so long as the Guarantor Release remains in effect, Liens on assets of Subsidiaries securing Indebtedness of such Subsidiaries permitted under Section 7.05;
(f)In addition to Liens permitted by clauses (a) through (e) and (h) through (l), the Borrower and its Subsidiaries may have attachment or judgment Liens and Liens securing the payment of Indebtedness or other obligations, which Liens secure in the aggregate (determined, from and after the effective date of the Guarantor Release and for so long as the Guarantor Release remains in effect, together with, but without duplication of, the principal amount of any Indebtedness outstanding under clause (f) of Section 7.05) not more than the greater of (x) $1,000,000,000 and (y) 15.0% of Consolidated Net Tangible Assets as of the end of the most recently completed Fiscal Quarter; provided that no Lien shall be counted against the basket in this clause (f) if such Lien ranks junior to, or equally with, a Lien securing the obligations in respect of this Agreement;
(g)Liens in favor of the Borrower or any of its Subsidiaries;
(h)leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;
(i)ordinary course Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
(j)Liens in connection with the sale or transfer of any assets in a transaction permitted under this Agreement (provided that such Liens are limited to such assets to be sold or transferred in such transaction), and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(k)liens on equity interests or assets of any joint venture of the Borrower and its Subsidiaries securing Indebtedness permitted pursuant to Section 7.05(g); and
(l)the replacement, extension or renewal of any Lien permitted to be incurred under this Section 7.02 (other than any such Lien permitted solely pursuant to clause (f) above); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed or replaced (plus improvements on and accessions to such property) and shall only secure those obligations which it initially secured and any refinancings, refundings, renewals or extensions of such obligations so long as the amount of such obligations is not increased at the time of such refinancing, refunding, renewal or extension (except by an amount equal to a premium or other amount paid and fees and expenses incurred in connection therewith).
Section 7.03Financial Covenant.

The Borrower shall not permit the Indebtedness to Cash Flow Ratio for each Determination Date, which is the last day of a Fiscal Quarter of the Borrower, to be greater than 4.00:1.00 at any time; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 4.50:1.00 for the first Fiscal Quarter that ends on or subsequent to the date the applicable Qualifying Material Acquisition is consummated and for each of the three consecutive Fiscal Quarters immediately following such first Fiscal Quarter (such four Fiscal Quarter period, the “Financial Covenant Increase Period”); provided further that there shall be at least a six month period after the end of a Financial Covenant Increase Period during which no QMA Notice is delivered.
Section 7.04Use of Proceeds.
No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Federal Reserve Board or any other regulation of the Federal Reserve Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds. The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, (B) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transactions would be prohibited by Sanctions if conducted by an entity incorporated or formed in the United States or in a European Union member state or the United Kingdom or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 7.05Subsidiary Indebtedness.
From and after the effective date of the Guarantor Release and for so long as the Guarantor Release remains in effect, the Borrower will not permit any Subsidiary (other than CRISIL Limited) to create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness in existence on the date hereof and set forth on Schedule 7.05 hereto (which Schedule shall, if applicable, also set forth the aggregate amount of commitments with respect to such Indebtedness and the amount of such commitments that are utilized on the Effective Date), and any modifications, extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the aggregate principal amount thereof outstanding at the time of any such modification, extension, renewal, refinancing or replacement except by an amount equal to (i) unpaid accrued interest and premiums thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with any such modification, extension, renewal, refinancing or replacement and (ii) if applicable, the amount of then-unutilized commitments with respect to such Indebtedness;

(b)Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;
(c)Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
(d)Indebtedness of any Subsidiary as an account party in respect of letters of credit entered into in the ordinary course of business;
(e)Indebtedness incurred to finance the acquisition, construction or improvement of any non-current asset; provided that (i) the aggregate principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving any such property or asset and (ii) such Indebtedness is incurred within 180 days of the date of acquisition, construction or improvement of any such property or asset;
(f)other Indebtedness in an aggregate principal amount, together with (but without duplication of) outstanding obligations secured by Liens permitted under clause (f) of Section 7.02 (other than the proviso thereof), not to exceed the greater of (x) $1,000,000,000 and (y) 15.0% of Consolidated Net Tangible Assets as of the end of the most recently completed Fiscal Quarter, at any time outstanding;
(g) Indebtedness incurred on behalf of or representing guarantees of Indebtedness of joint ventures of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; and
(h) any refinancings, refundings, renewals or extensions of any Indebtedness incurred under clause (a) through (g) (provided that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, or extension, except by an amount equal to a premium or other amount paid and fees and expenses incurred in connection therewith).
ARTICLE VIII
Events of Default
If any of the following conditions or events (“Events of Default”) shall occur and be continuing:
Section 8.01Failure to Make Payments When Due.
Failure to pay any installment of principal of any Loan or Reimbursement Obligation when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any other amount due under this Agreement (including, without limitation, the fees described in Section 2.11 hereof) or to pay interest on any Loan or Reimbursement Obligation, in either case within five Business Days after the date when due.
Section 8.02Default in Other Agreements.

(a)(a) Failure of the Borrower or any of its Material Subsidiaries to pay when due, after giving effect to any applicable grace period and to any waiver or extension granted thereunder, any principal or interest on any Indebtedness of the Borrower or any Material Subsidiary (other than Indebtedness referred to in Section 8.01) and Capitalized Lease Obligations in a principal amount (individually or in the aggregate) of $350,000,000 or more.
(b)The breach or default of the Borrower or any of its Subsidiaries with respect to any other term of any Indebtedness or Capitalized Lease Obligations in a principal amount (individually or in the aggregate) of $350,000,000 or more or any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach results in such Indebtedness or Capitalized Lease Obligations in a principal amount (individually or in the aggregate) of $350,000,000 or more becoming or being declared by the holders thereof to be due and payable prior to its stated maturity.
Section 8.03Breach of Certain Covenants.
Failure of the Borrower to perform or comply with any term or condition contained in Section 6.02 or Article VII of this Agreement.
Section 8.04Breach of Warranty.
Any material representation or warranty made by the Borrower in this Agreement or in any statement or certificate at any time given by the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed to be made.
Section 8.05Other Defaults Under Agreement.
The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than any default described in any other provision of Article VIII hereof) and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such default.
Section 8.06Change In Control.
(a)The acquisition (other than from the Borrower) by any Person or any “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Borrower or its Subsidiaries or any employee benefit plan of the Borrower or its Subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of common stock or the combined voting power of the Borrower’s then outstanding voting securities entitled to vote generally in the election of directors; or (b) individuals who, as of the date hereof, constitute the board of directors of the Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this provision, considered a member of the Incumbent Board.

Section 8.07Involuntary Bankruptcy; Appointment of Receiver, etc.
(a)A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law and is not stayed.
(b)An involuntary case is commenced against the Borrower or any of its Material Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Material Subsidiaries for all or a substantial part of the property of the Borrower or any of its Material Subsidiaries is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Borrower or any of its Material Subsidiaries; and the continuance of any such events in this clause (b) for 90 days unless dismissed, bonded or discharged.
Section 8.08Voluntary Bankruptcy; Appointment of Receiver, etc.
The Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Borrower or any of its Material Subsidiaries of any assignment for the benefit of creditors generally; or the inability or failure of the Borrower or any of its Material Subsidiaries, or the admission by the Borrower or any of its Material Subsidiaries in writing of its inability to pay its debts as such debts become due; or the Board of Directors of the Borrower or any Material Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or
Section 8.09Judgments and Attachments.
Any money judgment, writ or warrant of attachment, or similar process involving individually or at any one time in the aggregate an amount in excess of $350,000,000 (calculated net of insurance coverage, so long as such coverage has been accepted by the relevant insurance company or companies) shall be entered or filed against the Borrower or any of its Subsidiaries or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed, as the case may be, for a period of 90 days or in any event later than five days prior to the date of any announced sale thereunder; or
Section 8.10Involuntary Dissolution.

Any order, judgment or decree shall be entered against the Borrower or any of its Material Subsidiaries decreeing the dissolution or split up of the Borrower or any of its Material Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of 60 days; or
Section 8.11ERISA Event.
An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
THEN (i) upon the occurrence of any Event of Default described in the foregoing subsection 8.07 or 8.08, the unpaid principal amount of and accrued interest on the Loans and any fees and other amounts owing by the Borrower under this Agreement and the Notes (including all Reimbursement Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower and the obligation of each Lender to make any Loans shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Administrative Agent, as directed by the Required Lenders, may, by written notice to the Borrower, declare all of the unpaid principal amount of and accrued interest on the Loans and any fees and other amounts owing by the Borrower under this Agreement and the Notes (including all Reimbursement Obligations) to be, and the same shall forthwith become immediately, due and payable, together with accrued interest thereon, and the obligation of each Lender to make any Loan and of the Issuing Lender to issue, amend or increase any Letter of Credit hereunder shall thereupon terminate. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate L/C Exposure. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drawings under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
Notwithstanding the foregoing, if at any time within 60 days after acceleration of the maturity of the Loans the Borrower shall pay all arrears of interest and all payments on account of the principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Notes) and all other fees or expenses then owed hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans and the Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02 hereof, then the Required Lenders by written notice to the Borrower may (in their sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon.
ARTICLE IX
The Administrative Agent
Section 9.01Authorization and Action.
(a)Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
(b)The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
(c)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
(d)The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.02Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders) or in the absence of its own gross negligence or willful misconduct (as determined in a final and nonappealable decision of a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(b)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.03Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
Section 9.04Acknowledgements of Lenders and Issuing Lenders.
(a)Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Documentation Agent, the Sustainability Structuring Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Documentation Agent, the Sustainability Structuring Agent, any Arranger or any other

Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
(b) Erroneous Payments.
(i)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.04(b) shall be conclusive, absent manifest error.
(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.
(iv)Each party’s obligations under this Section 9.04(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under this Agreement.
Section 9.05No Other Duties, Etc. It is agreed that none of the Syndication Agent, the Sustainability Structuring Agent, any Documentation Agent or any Arranger shall have any duties, responsibilities or liabilities hereunder in its capacity as such.
Section 9.06Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Syndication Agent, any Documentation Agent, the Sustainability Structuring Agent, or any Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto or thereto).
Section 9.07Issuing Lenders and Swingline Lender. For purposes of this Article IX, the term “Lender” includes each Issuing Lender and the Swingline Lender.
Section 9.08Posting of Communications.

(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE

APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.
Section 9.09Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

ARTICLE X
Miscellaneous
Section 10.01Notices.
Except as contemplated below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)if to any Loan Party, to the Borrower at:
S&P Global Inc.
55 Water St.
New York, New York 10041
Attention: Treasurer
Telecopy No. 212-438-2277
with a copy to:
55 Water St.
New York, New York 10041
Attention: General Counsel
Telecopy No. 212-438-2277
(b)if to the Administrative Agent or Swingline Lender to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower.
(c)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures, including using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to certificates delivered pursuant to Section 6.01(b) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient. All other notices and communications given to any party hereto in accordance with the provisions of this Agreement and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy shall be deemed to have been given on the date of receipt, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
Section 10.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.
(b)Except as provided in Section 2.13(b) and (c), in Section 2.21 with respect to an extension of the Maturity Date or in Section 2.22 with respect to an increase in the Commitments, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (except that a Sustainability Amendment shall only require the consent of Required Lenders), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or Section 10.08(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of Section 2.19 without the written consent of the Administrative Agent and the Swingline Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release the Loan Guaranty without the written consent of all Lenders, (viii) amend the definition of Applicable Percentage without the written consent of all Lenders or (ix) amend the definition of Agreed Currencies to include additional currencies without the written consent of each Lender affected thereby; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Lender hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Lender, as the case may be (it being understood that any amendment, modification or waiver of any provision of Article III shall require the prior written consent of the Issuing Lender).
(c) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
Section 10.03Expenses; Limitation of Liability; Indemnity; No Fiduciary Duty.
(a)Expenses. The Borrower shall pay (i) all reasonable, documented and actual out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the Ancillary Documents and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented and actual out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender, including the reasonable and documented fees, charges and disbursements of one outside counsel to the Administrative Agent, the Lenders and the Issuing Lenders and, in the case of an actual or perceived conflict of interest, an additional outside counsel to all such affected Persons, in connection with the enforcement or protection of their respective rights in connection with this Agreement and the Ancillary Documents, including their respective rights under this Section, or in connection with the Loans made or the Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.
(b)Limitation of Liability.
(i)To the extent permitted by applicable law, (A) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Syndication Agent, each Documentation Agent, the Sustainability Structuring Agent, each Arranger, each Lender, each Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved

Electronic Platform and any Approved Borrower Portal) and (B) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, including but not limited to the Ancillary Documents, the Transactions or the use of the proceeds thereof. For the avoidance of doubt, nothing in this clause (b) shall affect the obligations of the Borrower under clause (c) of this Section to indemnify any Indemnitee in accordance with the provisions thereof.
(ii)The Borrower shall not be liable for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements which may be imposed on, incurred by or asserted against an Indemnitee that is a Lender by another Lender or any entity which has purchased or otherwise acquired a participation in any Loan, Commitment or interest herein or in a Note of such Indemnitee to the extent such relate solely to or arise solely out of actions taken or not taken by the Indemnitee Lender in connection with matters that are of an “interbank nature”. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.
(c)Indemnity. The Borrower shall indemnify the Administrative Agent, the Syndication Agent, each Documentation Agent, the Sustainability Structuring Agent, each Arranger, each Lender, each Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, including but not limited to the Ancillary Documents, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii)  any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee (as determined in a final and nonappealable decision of a court of competent jurisdiction), (ii) such Indemnitee’s material breach of any obligations under this Agreement or the Ancillary Documents (as determined in a final and nonappealable decision of a court of competent jurisdiction) or (iii) disputes between and among Indemnitees not arising from any act or omission of the Borrower or any of its Subsidiaries (other than claims against the Administrative Agent in its capacity as such). This Section shall not apply with respect to Taxes (other than Taxes arising from a non-Tax claim). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, any Ancillary Document or the Notes or the transactions contemplated hereby or thereby.

(d)Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Syndication Agent, each Documentation Agent, the Sustainability Structuring Agent, each Arranger, each Issuing Lender or the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) under paragraph (a) or (c) of this Section, each Lender severally agrees to pay to such Agent-Related Person, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.
(e)Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
(f)No Fiduciary Duty. Each Loan Party agrees that none of the Administrative Agent, any Lender or any of their respective affiliates has any fiduciary relationship with or duty to such Loan Party arising out of or in connection with this Agreement or any Ancillary Document, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Loan Parties on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Loan Parties have been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lenders have no obligation to disclose such interests and transactions to the Loan Parties.
(g)Environmental and Sustainability Criteria. It is understood and agreed that the Arrangers and the Sustainability Structuring Agent make no assurances as to (i) whether this Agreement or any Ancillary Document meets any Borrower or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant sustainability performance targets and/or key performance indicators included in this Agreement or any Ancillary Document, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities. It is further understood and agreed that neither the Arrangers nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any sustainability rate adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any pricing certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).
Section 10.04Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraphs (e) and (f) of this Section) and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof (each, an “Ineligible Institution”)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (ii) the consent of the Borrower shall be deemed granted if the Borrower does not object to a proposed assignment within ten Business Days of a request for its consent; (B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; (C) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender; and (D) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its L/C Exposure, the Issuing Lender, (ii) assignments shall be subject to the following additional conditions: except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless each of the Borrower and the Administrative Agent otherwise consent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Without the prior written consent of the Administrative Agent, no assignment shall be made to any Person that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such assignment, the assigned portion of such Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loans. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time, upon reasonable prior notice.
(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Lender, sell participations to one or more banks or other entities (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) without the prior written consent of the Administrative Agent, no participation shall be sold to any Person that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such assignment, the assigned portion of such Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loans. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Lender shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 for the account of any Participant from such Lender to the extent that (i) such Lender would have been entitled to such benefits had it not sold a participation to such Participant and (ii) such Participant has suffered the same disadvantage as such Lender would have suffered had it not sold such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(f) and (h) as though it were a Lender (it being understood that any forms required to be completed by such Participant under Section 2.16(f) or (h) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.
(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.05Survival.
All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX

shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 10.06Counterparts; Integration; Effectiveness.
(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, and/or (y) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.07Severability.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08Adjustments; Right of Setoff.
(a)Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.04), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.07 or 8.08, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
Section 10.09Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement, the Ancillary Documents and any legal proceeding directly or indirectly arising out of or relating to this Agreement (whether based on contract, tort or any other theory) shall be construed in accordance with and governed by the law of the State of New York.
(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan and any appellate court thereof, or if the United States District Court of the Southern District of New York lacks subject matter jurisdiction, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and any appellate court thereof, in each case in any action or proceeding directly or indirectly arising out of or relating to this Agreement (whether based on contract, tort or any other theory), any Ancillary Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal court (to the extent permitted by law) or in such New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any Ancillary Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any Ancillary Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Ancillary Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12Confidentiality.
(a)The Lenders, the Administrative Agent and the Sustainability Structuring Agent shall hold all Information obtained pursuant to this Agreement which has been identified as such by the Borrower in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosure (i) reasonably required by any bona fide transferee or participant or prospective transferee or participant, or relevant credit default or swap counterparty, in connection with the contemplated transfer of any Note, Loan or Commitment or participation therein, (ii) to any of its affiliates on a confidential basis, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates on a confidential basis, (iv) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process, (v) to any credit insurance provider relating to the Borrower and its obligations hereunder (vi) if such Information has been publicly disclosed, (vii) in connection with the exercise of any remedy hereunder or under any Note or Ancillary Document, (viii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (ix) if agreed by the Borrower in its sole discretion; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or request pursuant to legal process for disclosure of any such Information prior to disclosure of such Information so that either or both of them may seek an appropriate protective order; and further, provided that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES. ACCORDINGLY, EACH LENDER ACKNOWLEDGES TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.13USA PATRIOT Act.
Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.
Section 10.14Conversion of Currencies.
(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the Administrative Agent could purchase the first currency with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). The obligations of the Borrower contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 10.15Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.16Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any

Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI
Loan Guaranty
Section 11.01Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders and other holders of Obligations from time to time the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent and the Lenders and such other holders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
Section 11.02Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender or other holder of obligations to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 11.03No Discharge or Diminishment of Loan Guaranty.
(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are continuing, unconditional and absolute and not subject to any reduction, limitation, impairment, discharge, termination, or otherwise affected by for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any amendment, waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (v) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (vi) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender, or any other person, whether in connection herewith or in any unrelated transactions; (vii) the failure of the Administrative Agent or any Lender or other holder of Obligations to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (viii) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (ix) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations). Each Loan Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, any other Loan Guarantor or any other Person with respect to the Obligations.
(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Loan Guarantor, of the Guaranteed Obligations or any part thereof.
Section 11.04Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.
Section 11.05 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the

Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
Section 11.06Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
Section 11.07Release of S&P from Guaranty. The Guarantee by S&P as a Loan Guarantor pursuant to this Loan Guaranty shall terminate and be of no further force or effect and S&P shall be deemed to be released from all obligations under this Loan Guaranty at such time as S&P ceases to guarantee Indebtedness, other than a discharge through payment thereon, under any Credit Facility of the Borrower, other than any such Credit Facility of the Borrower the Guarantee of which by S&P will be released concurrently with the release of S&P’s Guarantee of the Guaranteed Obligations (the “Guarantor Release”); provided that if at any time after the Guarantor Release S&P Guarantees Indebtedness under any Credit Facility of the Borrower, S&P’s obligations under this Loan Guaranty shall be automatically reinstated at such time as though the Guarantor Release had not occurred.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

S&P GLOBAL INC.,
as Borrower

By: /s/ John King
    Name: John King
    Title: Senior Vice President, Business Services

STANDARD & POOR’S FINANCIAL SERVICES LLC, as Loan Guarantor

By: S&P Global Inc., the sole member of Standard
& Poor’s Financial Services LLC

By: /s/ Alma Rosa Montanez
    Name: Alma Rosa Montanez
    Title: Assistant Corporate Secretary

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Ryan Zimmerman
    Name: Ryan Zimmerman
    Title: Executive Director

J.P. MORGAN SECURITIES, LLC,
as Sustainability Structuring Agent

By: /s/ Mareen Georgie
    Name: Mareen Georgie
    Title: Executive Director

BANK OF AMERICA, N.A.,
as Lender and Issuing Lender

By: /s/ Lindsay Sames
    Name: Lindsay Sames
    Title: Vice President

CITIBANK, N.A.,
as Lender

By: /s/ Michael Vondriska
    Name: Michael Vondriska
    Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender

By: /s/ Ming Chu
    Name: Ming K Chu
    Title: Director

By: /s/ Marko Lukin
    Name: Marko Lukin
    Title: Vice President

GOLDMAN SACHS BANK USA
as Lender

By: /s/ Dan Starr
    Name: Dan Starr
    Title: Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender

By: /s/ Ilene Hernandez
    Name: Ilene Hernandez
    Title: Director

MIZUHO BANK, LTD.,
as Lender

By: /s/ Tracy Rahn
    Name: Tracy Rahn
    Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as Lender

By: /s/ Michael King
    Name: Michael King
    Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By: /s/ Thomas Schauwers
    Name: Thomas Schauwers
    Title: Vice President

WELLS FARGO BANK, N.A.,
as Lender

By: /s/ Benjamin Schwartz
    Name: Benjamin Schwartz
    Title: Vice President

Barclays Bank PLC,
as Lender

By: /s/ Sean Duggan
    Name: Sean Duggan
    Title: Director

PNC BANK, NATIONAL ASSOCIATION
as Lender

By: /s/ Dana Kerpsack
    Name: Dana Kerpsack
    Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION
as Lender

By: /s/ Nabeel Shah
    Name: Nabeel Shah
    Title: Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as Lender

By: /s/ Victoria Roberts
    Name: Victoria Roberts
    Title: Authorized Signatory

TRUIST BANK
as Lender

By: /s/ Alfonso Brigham
    Name: Alfonso Brigham
    Title: Director
130